Exhibit 99.1

2320 Scientific Park Drive Wilmington, NC 28405	News Release

Nasdaq: AAII

aaiPharma Obtains Waiver on Senior Credit Facility

Wilmington, N.C., October 12, 2004 — aaiPharma Inc. (NASDAQ: AAII) today announced that the Company and its senior secured lenders have entered into an amendment to its senior secured credit facility to, among other things, adjust financial covenants. aaiPharma’s senior secured lenders have waived compliance with certain financial covenants in the senior secured credit facility for the quarter ended September 30, 2004 and the quarter ending December 31, 2004 provided that aaiPharma meets minimum consolidated EBITDA thresholds. The Company will promptly file the amendment on a Current Report on Form 8-K.

The Company remains in ongoing active discussions with its senior lenders and intends to continue discussions with an ad hoc committee formed by certain holders of its senior subordinated notes.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to meet the minimum consolidated EBITDA tests under its amended senior credit facility or enter into productive discussions with its senior lenders and the ad hoc committee of noteholders. Additional relevant risk factors that could cause actual results to differ materially are discussed in the Company’s most recent reports on Form 10-K, 10-Q and 8-K filed with or furnished for the Securities and Exchange Commission.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 25 years of drug development expertise, the Company is focused on developing and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma’s website at www.aaipharma.com.

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